August 3, 2005

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
Eloise.hale@bankofamerica.com

Bank of America Prices £850 Million in Capital Securities

CHARLOTTE - Bank of America Corporation today priced an offering of capital securities to be issued by BAC Capital Trust VII for sale primarily outside of the United States.  A total of 17,000 capital securities will be issued, each with a liquidation amount of £ 50,000.

The annual cash distribution rate of 5 ¼ percent will be paid semi-annually on both the tenth of February and August of each year, commencing February 10, 2006.

The offering is sold through book-running lead managers Banc of America Securities Limited and The Royal Bank of Scotland.  The co-managers of the offering are Deutsche Bank, HSBC, Royal Bank of Canada Europe Limited and UBS Limited.  Closing is scheduled for August 10, 2005.

An application has been made for the capital securities to be admitted to trading on the London Stock Exchange.

The capital securities are part of a shelf registration for trust preferred securities previously declared effective by the Securities and Exchange Commission.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

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